Exhibit 99.17
EXECUTION VERSION
SUPPLEMENTAL CONFIRMATION

To:	JJ Media Investment Holding Limited
c/o Focus Media Holding Limited
28-30 /F, Zhao Feng World Trade Building
369 Jiangsa Road
Shanghai 200050
People’s Republic of China

A/C:	011887544

From:	Goldman Sachs International

Re:	Share Swap Transaction

Ref. No:	SDB1631930672

Date:	September 7, 2010
     The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between Goldman Sachs International (“GSI”) and JJ Media Investment Holding Limited (“Counterparty”) (together, the “Contracting Parties”) on the Trade Date specified below. This Supplemental Confirmation is a binding contract between GSI and Counterparty as of the relevant Trade Date for the Transaction referenced below.
1. This Supplemental Confirmation supplements, forms part of, and is subject to the Confirmation dated as of September 7, 2010 (the “Confirmation”) between the Contracting Parties, as amended and supplemented from time to time. All provisions contained in the Confirmation govern this Supplemental Confirmation except as expressly modified below.
2. The terms of the Transaction to which this Supplemental Confirmation relates are as follows:

Trade Date:	September 7, 2010

Effective Date:	The date of the Time of Delivery (as such term is defined in the Underwriting Agreement (as defined in Section 4(b) of the Confirmation)).

Number of Shares:	2,000,000

Equity Notional Amount:	USD 37,800,000.00

Initial Price:	USD 18.90

Averaging Period:	The [***] Exchange Business Days from and including the Averaging Period Start Date, subject to postponement as provided under the caption “Valuation Disruption” in Section 3 of the Confirmation.

Averaging Period Start Date:	[***]

Final Disruption Date:	November 4, 2010

***	Certain confidential information contained in this document, marked by brackets and asterisks, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3. This Supplemental Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Supplemental Confirmation by signing and delivering one or more counterparts.

Counterparty hereby agrees (i) to check this Supplemental Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (ii) to confirm that the foregoing (in the exact form provided by GSI) correctly sets forth the terms of the agreement between GSI and Counterparty with respect to this Transaction, by manually signing this Supplemental Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Equity Derivatives Documentation Department, Facsimile No. 212-428-1980/1983.
Yours faithfully,

GOLDMAN SACHS INTERNATIONAL
By:	/s/ Simon Hall
	Name:	Simon Hall
	Title:	Executive Director

Agreed and Accepted By:
JJ MEDIA INVESTMENT HOLDING LIMITED

By:	/s/ Jason Nanchun Jiang
Name: Jason Nanchun Jiang
Title: Sole Director